Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contacts:

Kelly Barry (617) 995-9033 (media)

Teri Dahlman (617) 995-9807 (investors)

IDENIX PHARMACEUTICALS REPORTS THIRD QUARTER AND NINE MONTH

2012 FINANCIAL RESULTS AND HCV PROGRAM UPDATE

CAMBRIDGE, Mass., November 1, 2012 -- Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today reported unaudited financial results for the third quarter and nine months ended September 30, 2012 and provided an update of its hepatitis C virus (HCV) development programs.

HCV Pipeline and Third Quarter Business Review

IDX719, an NS5A inhibitor

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The Company previously reported early clinical results demonstrating a favorable safety profile and potent pan-genotypic activity for IDX719. Idenix anticipates that a phase II clinical trial evaluating IDX719 in combination therapy will begin in the first half of 2013.

Nucleotide polymerase inhibitor program

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In August 2012, the U.S. Food and Drug Administration (FDA) placed IDX184 on partial clinical hold due to serious cardiac–related adverse events seen with a competitor’s nucleotide polymerase inhibitor, BMS-986094 (formerly INX-189). Idenix has obtained cardiac safety measurements from the ongoing phase IIb study of IDX184 in combination with pegylated interferon and ribavirin and has found no evidence of severe cardiac findings to date. Idenix is reviewing additional preclinical and clinical data and conducting further testing . The Company anticipates submitting the complete response package to the FDA by year-end.

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In July 2012, Idenix submitted an investigational new drug (IND) application for IDX19368, a 2’methyl guanosine nucleotide inhibitor. In August 2012, FDA placed IDX19368 on clinical hold due to serious cardiac-related adverse events seen with BMS-986094 and has requested additional toxicology and metabolic preclinical studies for IDX19368 prior to permitting the initiation of clinical studies.

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As part of the ongoing extensive nucleotide discovery effort, the Company is exploring a diverse spectrum of nucleotides with novel bases, prodrugs and sugar moieties. IND-enabling studies have begun for a new nucleotide prodrug and an IND is expected to be filed in 2013.

“We are working diligently to assemble all of the data requested by the FDA regarding IDX184, and we expect to receive a response from the FDA in early 2013,” said Ron Renaud, Idenix’s President and Chief Executive Officer. “We also are excited about IDX719, a potentially best-in-class pan-genotypic NS5A inhibitor, and look forward to moving it into phase II clinical development in the near term. Additionally, in 2013 we expect to see the results of our robust discovery efforts focused on next-generation nucleotide inhibitors, with the objective of filing at least one IND next year.”

Renaud continued, “Our goal remains to develop an all-oral pan-genotypic regimen that will play a significant role in future HCV treatments. With a strong cash position and the restructured Novartis collaboration, we are able to maximize opportunities for advancing our programs in order to achieve that goal.”

Upcoming Meeting

The 63rd Annual Meeting for the American Association for the Study of Liver Diseases (AASLD) will take place in Boston from November 9 – November 13, 2012.

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A poster titled “IDX719, HCV NS5A Inhibitor, Demonstrates Pan-Genotypic Activity after Three Days of Monotherapy in Genotype 1, 2, 3 or 4 HCV-Infected Subjects,” by D. Mayers, et al, will be presented on November 13 at 8:00 am ET.

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A poster titled “High Rates of Rapid Virologic Response (RVR) and Complete Early Virologic Response (cEVR) with IDX184, Pegylated Interferon and Ribavirin in Genotype 1 HCV-Infected Subjects: Interim Results,” by E. Lawitz, et al, will be presented on November 13, 2012 at 8:00 am ET.

Third Quarter and Nine Months Ended 2012 Financial Results

For the third quarter ended September 30, 2012, Idenix reported total revenues of $32.3 million, compared to total revenues of $2.6 million in the third quarter of 2011. The Company reported a net income of $4.3 million, or $0.03 per basic and diluted share, for the third quarter ended September 30, 2012, compared to a net loss of $11.7 million, or $0.12 per basic and diluted share for the third quarter ended September 30, 2011.

For the nine months ended September 30, 2012, Idenix reported total revenues of $69.3 million, compared to total revenues of $7.7 million for the nine months ended September 30, 2011. The Company reported a net loss of $9.7 million, or $0.09 per basic and diluted share, for the nine months ended September 30, 2012, compared to a net loss of $33.9 million, or $0.39 per basic and diluted share for the nine months ended September 30, 2011. The change in net loss is mainly due to additional revenue as a result of the recognition of $36.1 million of deferred revenue in the first quarter of 2012 related to the termination of the license agreement with ViiV Healthcare Company and $27.1 million of additional revenue recognized in the third quarter of 2012 as a result of the restructuring of our collaboration with Novartis Pharma AG in July 2012. These amounts were offset by increases in research and development expenses of $24.1 million related primarily to IDX184 and IDX719, professional and legal costs of $4.5 million and an $8.0 million intangible asset impairment charge in the third quarter of 2012 related to the termination agreement with Novartis.

2012 Financial Guidance

At September 30, 2012, Idenix’s cash and cash equivalents totaled $251.9 million. The Company expects that its current cash and cash equivalents will be sufficient to sustain its operations through at least March 31, 2014. This guidance assumes no milestone payments, license fees, reimbursement for development programs and no financing activities.

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Idenix will hold a conference call today at 4:30 p.m. ET. To access the call please dial (877) 640-9809 U.S./Canada or (914) 495-8528 International and enter passcode 58517577 or to listen to a live webcast go to “Events & Presentations” in the Idenix Investor Center at www.idenix.com. A replay of the call will also be available from November 1, 2012, at 7:30 p.m. ET until November 8, 2012, at 11:59 p.m. ET. To access the replay, please dial (855) 859-2056 U.S./Canada or (404) 537-3406 International and enter passcode 58517577. An archived webcast will also be available for two weeks after the call on the Idenix website.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the Company’s future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “intends,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s potential pipeline candidates, including any expressed or implied statements regarding the efficacy and safety of IDX184, IDX719, IDX19368 or any other drug candidate; the successful development of novel combinations of direct-acting antivirals for the treatment of HCV; the likelihood and success of any future clinical trials involving IDX184, IDX719, IDX19368 or our other drug candidates; and expectations with respect to funding of operations and future cash balances. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the Company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the Company’s expectations regarding the benefits of the restructuring of its collaboration with Novartis; changes in the Company’s business plan or objectives; the ability of the Company to attract and retain qualified personnel; competition in general; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and the quarterly report on Form 10-Q for the quarter ended June 30, 2012, each as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.

All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.

IDENIX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Collaboration revenue – related party	$32,253	$1,982	$33,268	$5,715
Other revenue	—	656	36,068	1,967

Total revenues	32,253	2,638	69,336	7,682
Operating expenses (1):
Cost of revenues	509	595	2,302	1,731
Research and development	13,469	10,190	52,604	28,530
General and administrative	6,164	3,900	16,798	12,293
Intangible asset impairment	8,045	—	8,045	—

Total operating expenses	28,187	14,685	79,749	42,554

Income (loss) from operations	4,066	(12,047)	(10,413)	(34,872)
Other income, net	205	338	740	1,019

Income (Loss) before income taxes	4,271	(11,709)	(9,673)	(33,853)
Income tax expense	—	—	(1)	(1)

Net income (loss)	$4,271	$(11,709)	$(9,674)	$(33,854)

Earnings (loss) per common share:
Basic	$0.03	$(0.12)	$(0.09)	$(0.39)

Diluted	$0.03	$(0.12)	$(0.09)	$(0.39)

Weighted average number of common shares outstanding:
Basic	124,770	96,133	113,671	87,414

Diluted	126,847	96,133	113,671	87,414

Comprehensive income (loss):
Net income (loss)	$4,271	$(11,709)	$(9,674)	$(33,854)
Changes in other comprehensive income:
Foreign currency translation adjustment	163	(386)	(89)	7

Comprehensive income (loss)	$4,434	$(12,095)	$(9,763)	$(33,847)

(1) Share-based compensation expenses included in operating expenses amounted to approximately:
Research and development	$495	$269	$1,277	$820
General and administrative	741	345	1,877	1,023

IDENIX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$251,874	$118,271
Receivables from related party	1,376	1,157
Other current assets	4,557	4,410

Total current assets	257,807	123,838
Intangible asset, net	—	8,708
Property and equipment, net	3,908	4,696
Receivables from related party, net of current portion	6,460	—
Other assets	4,712	3,802

Total assets	$272,887	$141,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$13,342	$11,299
Deferred revenue, related party	714	2,897
Other current liabilities	713	36,329

Total current liabilities	14,769	50,525
Other long-term obligations	13,911	14,912
Deferred revenue, related party, net of current portion	4,167	24,382

Total liabilities	32,847	89,819
Stockholders’ equity	240,040	51,225

Total liabilities and stockholders’ equity	$272,887	$141,044